Exhibit 4.9

MacDONALD, DETTWILER AND ASSOCIATES LTD.

2013 LONG TERM INCENTIVE PLAN

AWARD AGREEMENT

MacDONALD, DETTWILER AND ASSOCIATES LTD. (the “Company”), hereby grants to the grantee named below (the “Grantee”), Appreciation Units in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions as set forth below:

Appreciation Units:

Name of Grantee:

Date of Grant:

# of Appreciation Units:

Base Price

1.	The terms and conditions of this Agreement and all capitalized terms used herein shall, unless expressly defined in a different manner, have the meanings ascribed hereto in this Agreement, and the 2013 Plan, as the case may be.

2.	The Appreciation Units are subject to the foregoing terms:

(a)	Subject to the other provisions of the Plan and of this Agreement, the Appreciation Units shall vest and become exercisable only to the extent of one-third (1/3) of the total grant on and, thereafter, to the extent of an additional one-third (1/3) of the total grant on each of and .

(b)	The Appreciation Units shall expire on .

(c)	Upon exercise of the Appreciation Unit, by Notice to the Company, the Company shall pay to the Grantee, based on surrender to the Company of Appreciation Units to be surrendered as referred to in the Notice, an amount equal to the AU Value at the Exercise Date multiplied by the number of Appreciation Units being surrendered, less all statutory deductions. The Company may pay the Grantee in cash or in Shares of the Company, at the Company’s sole discretion.

(d)	Notwithstanding the vesting of any Appreciation Units, subject to the terms of the 2013 Plan, the Grantee may not surrender any Appreciation Units prior to the Appreciation Unit vesting but may surrender the Appreciation Unit at any time after they become vested and from time to time thereafter on Notice to the Company.

(e)	Except as otherwise provided in and in addition to the provisions of the 2013 Plan, all Appreciation Units outstanding under the 2013 Plan shall accelerate and be deemed to have been earned on the completion of a Terminating Transaction. Upon consummation of any such event, the 2013 Plan shall terminate.

3.	Each Notice relating to the Appreciation Unit shall be in writing (“Notice”) and shall set forth the number of Appreciation Units to be surrendered. All Notices to the Company shall be delivered personally or by prepaid registered mail to its head office in Richmond, British Columbia, Attention: Corporate Secretary or shall be delivered by any recorded electronic method of transmission and acceptance as established by the Company whereby the Company can determine acceptance or exercise by any Grantee and all notices to the Grantee shall be delivered in any one of the same manners to the address of the Grantee on file with the Company. Either the Company or the Grantee may designate a different address or email address by Notice to the other. Such Notices shall be deemed to be received, if delivered personally or by any recorded electronic method of transmission, on the date of delivery or sending, and if sent by mail, on the fifth (5th) Business Day following the date of mailing.

General

4.	The Grantee hereby agrees that:

(a)	this Award Agreement and the provisions hereof are subject to the terms and conditions of the 2013 Plan;

(b)	any rule, regulation or determination, including the interpretation by the Board of the Agreement, the 2013 Plan shall be final and conclusive for all purposes and binding on all Persons, including the Company and the Grantee;

(c)	the grant of any Award under the 2013 Plan shall not affect in any way the right of the Company or any Participating Company to terminate the employment of the Grantee; and

(d)	the grant of any Award or Appreciation Units is solely at the discretion of the Company and the grant of any Award or Appreciation Units in any one year to the Grantee does not entitle the Grantee to any grant of any award, appreciation units, options, share appreciation rights or any similar instruments under the 2013 Plan or any other plan established by the Company and issued or awarded from time to time.

5.	This Agreement has been made in and shall be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.	Definitions

For the purposes of this Agreement, the following definitions apply:

“2013 Plan” means the 2013 Long Term Incentive Plan, as amended from time to time.

“Act” means the Canada Business Corporations Act, as amended.

“Appreciation Units” means an appreciation unit granted to a Grantee pursuant to the 2013 Plan.

“AU Account” means the account established on the books of the Company in respect of a Grantee pursuant to the 2013 Plan.

“AU Value” with respect to any exercise of an Appreciation Unit means the positive difference between the average of the Fair Market Value of a Share for the five Business Days up to and including the date on which notice of exercise is received by the Corporate Secretary of the Company less the Base Price for the Appreciation Unit being exercised.

“Award” means the grant to a Grantee of a specified number of Appreciation Units subject to the terms of this 2013 Plan.

“Award Agreement” means the 2013 Long Term Incentive Plan Award Agreement or other written agreement between MDA and a Grantee that evidences and sets out the terms and conditions of an Award.

“Base Price” for an Appreciation Unit means the Fair Market Value of a Share on the Date of Grant, less the dollar value of any extraordinary dividend paid by MDA on the Shares. For the purposes hereof an extraordinary dividend shall not include any regular semi-annual dividend of MDA.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which both the Stock Exchange and banks in Vancouver, British Columbia are open for business.

“Committee” means a committee of the Board designated from time to time by resolution of the Board, which committee shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of any Participating Company.

“Company” or “MDA” means MacDonald, Dettwiler and Associates Ltd., a corporation governed by the laws of Canada or any successor thereof.

“Date of Grant” means the day on which an Award is made under this 2013 Plan.

“Employee” with respect to a Participating Company means an individual who is considered an employee of the Participating Company as defined under the Income Tax Act, (Canada) as amended, or the applicable taxation legislation in the jurisdiction of the Participating Company.

“Exercise Date” means the date on which the Company has received Notice from the Grantee of intent to exercise any Appreciation Unit.

“Fair Market Value of a Share” means the closing sale price of the Shares on the Stock Exchange, or, if that measure of price is not available, in a national market system for securities on the date or dates as provided hereunder. In the event that the Shares are not listed on any such market or national securities or stock exchange, a valuation of the fair market value of a Share on such date shall be made by the Board in its sole discretion.

“Participating Company” means the Company and any Subsidiary of the Company.

“Person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together.

“Shares” means common shares in the capital of the Company.

“Stock Exchange” means the Toronto Stock Exchange.

“Subsidiary” has the meaning specified in the Act.

“Terminating Transaction” means any of the following events: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger, amalgamation or consolidation of the Company with one or more other Persons as a result of which the Company goes out of existence or becomes a Subsidiary of a corporation other than a Participating Company immediately prior to such event or there has otherwise been an acquisition of control of the Company (within the meaning of the Income Tax Act (Canada)) by a Person other than a Participating Company immediately prior to such event or (c) a sale of all or substantially all of the Company’s assets to a Person or entity other than a Person that was a Participating Company immediately prior to such event; or (d) a sale to one Person (or two or more Persons acting in concert), other than to a Participating Company immediately prior to such event, of equity securities of the Company resulting in such Person or Persons holding Shares representing at least eighty percent (80%) or more of the aggregate voting power of all outstanding equity securities of the Company. For the purposes of (c), a sale of all or substantially all of the Company’s assets means a sale determined as a sale of all or substantially all of the Company’s assets by the Board, for the purpose and with specific reference to the 2013 Plan.

MacDONALD, DETTWILER AND ASSOCIATES LTD.

Per:
Name:	Daniel E. Friedmann
Title:	President and Chief Executive Officer